Exhibit 99.1

Investors and Media:

Andy Kellogg & Kory Kutzke

(630) 824-1907

SUNCOKE ENERGY, INC. ANNOUNCES THIRD QUARTER 2018 RESULTS

•	Net income attributable to SXC was $11.5 million, or $0.18 per share, and operating cash flow was $85.3 million in the current period

•	Adjusted EBITDA for the quarter was $66.0 million up $3.9 million, or 6 percent, versus the prior year period driven by strong operating performance at Indiana Harbor and Convent Marine Terminal

•	Increased Indiana Harbor full-year 2018 Adjusted EBITDA guidance range to $10 million to $15 million on approximately 950 thousand tons from approximately break-even on 870 to 900 thousand tons

•	Well positioned to deliver full-year 2018 results at the top-end of Consolidated Adjusted EBITDA guidance range of $240 million to $255 million

LISLE, Ill. (October 25, 2018) - SunCoke Energy, Inc. (NYSE: SXC) today reported results for the third quarter 2018, which reflect strong operating results in our coke and logistics businesses. Third quarter results reflect the strong performance at the company’s Indiana Harbor facility and logistics business as well as the impact of a planned outage and unrelated machinery fire at the company’s Granite City facility.

“We are pleased with our third quarter consolidated operating results in both the coke and logistics businesses. In the quarter, we continue to see significant operational improvement at Indiana Harbor driven by the diligent progress on our oven rebuild initiative, and our CMT business continues to deliver strong throughput volumes,” said Mike Rippey, President and Chief Executive Officer of SunCoke Energy, Inc. “The solid performance we have achieved through the first nine months of the year has positioned us well to deliver full-year results at the top-end of our 2018 Adjusted EBITDA guidance range.”

The Company continued to execute its Indiana Harbor oven rebuild initiative during the third quarter. Rippey commented, “The majority of the A-battery ovens have been rebuilt as of the end of the third quarter, and the improved operating performance has allowed us to meaningfully increase our 2018 Indiana Harbor guidance range.”

Additionally, the Company will start on the last phase of our multi-year rebuild initiative, completing comprehensive rebuilds on all 57 remaining B-battery ovens in 2019. Rippey commented, “We have demonstrated our ability to dramatically improve operational performance through this rebuild process. We look forward to implementing the knowledge and resources we have honed to successfully execute the final phase of the rebuild project and generate lasting benefits for our shareholders, customer, employees, and the surrounding community.”

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended September 30,
(Dollars in millions)	2018	2017	Increase (Decrease)
Revenues	$364.5	$339.0	$25.5
Adjusted EBITDA(1)	$66.0	$62.1	$3.9
Net income attributable to SXC	$11.5	$11.6	$(0.1)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues during the third quarter 2018 increased $25.5 million compared to the prior year period, primarily reflecting higher sales volumes in our Domestic Coke and Logistics segments as well as the pass-through of higher coal prices in our Domestic Coke segment.

Adjusted EBITDA during the third quarter 2018 increased $3.9 million to $66.0 million, due to improved sales volumes at CMT as well as improved results at our Indiana Harbor facility. These improvements were partially offset by the incremental operating and maintenance costs and lower revenues related to a planned outage and an unrelated machinery fire at our Granite City cokemaking facility.

Net income attributable to SXC was $11.5 million, or $0.18 per share, for the third quarter 2018. The results reflect higher depreciation expense due to revisions in estimated useful lives of certain assets in our Domestic Coke segment, offset by improved operating results in the current period discussed above.

THIRD QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2018	2017	Increase (Decrease)
Revenues	$326.8	$309.7	$17.1
Adjusted EBITDA(1)	$49.1	$55.6	$(6.5)
Sales volumes (thousands of tons)	1,012	975	37
Adjusted EBITDA per ton(2)	$48.52	$57.03	$(8.51)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

Revenues increased $17.1 million primarily reflecting higher sales volumes and the pass-through of higher coal prices.

Adjusted EBITDA decreased $6.5 million primarily driven by the increased scope and duration of the planned outage at our Granite City facility as well as a machinery fire that occurred at Granite City in July 2018, which negatively impacted results by $8.2 million and $2.6 million, respectively. These decreases were partially offset by improved results at our Indiana Harbor facility, driven by improved operating performance from our rebuilt ovens and favorable contractual operating and maintenance recovery.

Logistics

Logistics consists of the handling and mixing services of coal and other aggregates operated by SunCoke Energy Partners, L.P. at our Convent Marine Terminal (“CMT”), Lake Terminal and Kanawha River Terminals (“KRT”). Additionally, Dismal River Terminal (“DRT”) is operated by SXC.

	Three Months Ended September 30,
(Dollars in millions)	2018	2017	Increase (Decrease)
Revenues	$28.0	$18.4	$9.6
Intersegment sales	$5.7	$4.8	$0.9
Adjusted EBITDA(1)	$21.0	$12.6	$8.4
Tons handled (thousands of tons)(2)	6,943	5,134	1,809
CMT take-or-pay shortfall tons (thousands of tons)(3)	42	1,005	(963)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects inbound tons handled during the period.
(3)	Reflects tons billed under take-or-pay contracts where services have not yet been performed. Our two largest coal export customers did not have any shortfall tons as of September 30, 2018.

Revenues and Adjusted EBITDA increased by $9.6 million and $8.4 million, respectively, driven by 1.8 million of incremental tons primarily at CMT. At the end of third quarter, we do not have any shortfall tons related to our coal export customers as they have shipped over their annual contractual obligations to date. Given throughput volumes year-to-date, and unlike previous fourth quarters, we will not recognize deferred revenue in the fourth quarter 2018.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.

Revenues were $9.7 million and $10.9 million for the third quarter 2018 and 2017, respectively. The decrease of $1.2 million compared to the prior period was driven by unfavorable foreign currency adjustments.

Adjusted EBITDA was $4.5 million during third quarter 2018, which is comparable with the prior period.

Corporate and Other

Corporate and other expenses, which include costs related to our legacy coal mining business, were $8.6 million in third quarter 2018, an improvement of $2.1 million versus third quarter 2017, primarily driven by the absence of cost to resolve certain legal matters in the prior year period.

2018 OUTLOOK

Our revised 2018 guidance is as follows:

•	Domestic coke production is expected to be approximately 4.0 million tons

•	Consolidated Adjusted EBITDA is expected to be at the top-end of $240 million to $255 million

•	Adjusted EBITDA attributable to SXC is expected to be at the top-end of $160 million and $171 million, reflecting the impact of public ownership in SXCP

•

Capital expenditures are projected to be approximately $100 million, including between $30 million to $35 million related to our Indiana Harbor oven rebuild project and approximately $30 million related to our Granite City gas sharing project

•	Cash generated by operations is estimated to be between $150 million and $165 million

•	Cash taxes are projected to be between $7 million and $14 million

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) today. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors may participate in this call by dialing 1-833-236-5757 in the U.S. or 1-647-689-4185 if outside the U.S., confirmation code 9683288.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (“Partnership”) (NYSE: SXCP), a publicly traded master limited partnership. At September 30, 2018, we owned the general partner of the Partnership, which consists of a 2.0 percent ownership interest and incentive distribution rights, and owned a 60.4 percent limited partner interest in the Partnership. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia and Brazil. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, loss (gain) on extinguishment of debt, changes to our contingent consideration liability related to our acquisition of CMT and/or loss on the disposal of our interest in VISA SunCoke. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance and liquidity of the Company’s net assets and its ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance and liquidity. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$364.5	$339.0	$1,082.0	$971.9

Costs and operating expenses
Cost of products sold and operating expenses	283.3	257.1	836.6	748.3
Selling, general and administrative expenses	15.7	17.4	49.2	61.0
Depreciation and amortization expense	35.4	30.6	100.3	97.2

Total costs and operating expenses	334.4	305.1	986.1	906.5

Operating income	30.1	33.9	95.9	65.4
Interest expense, net	15.4	16.5	46.9	46.0
Loss on extinguishment of debt	—	0.1	0.3	20.4

Income (loss) before income tax (benefit) expense	14.7	17.3	48.7	(1.0)
Income tax (benefit) expense	(2.4)	(1.5)	1.8	69.4
Loss from equity method investment	—	—	5.4	—

Net income (loss)	17.1	18.8	41.5	(70.4)
Less: Net income (loss) attributable to noncontrolling interests	5.6	7.2	17.1	(58.8)

Net income (loss) attributable to SunCoke Energy, Inc.	$11.5	$11.6	$24.4	$(11.6)

Earnings (loss) attributable to SunCoke Energy, Inc. per common share:
Basic	$0.18	$0.18	$0.38	$(0.18)
Diluted	$0.18	$0.18	$0.37	$(0.18)
Weighted average number of common shares outstanding:
Basic	64.7	64.3	64.7	64.3
Diluted	65.5	65.2	65.5	64.3

SunCoke Energy, Inc.

Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
	(Unaudited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$168.4	$120.2
Receivables	75.5	68.5
Inventories	118.0	111.0
Income tax receivable	2.7	4.8
Other current assets	5.3	6.7

Total current assets	369.9	311.2

Properties, plants and equipment (net of accumulated depreciation of $824.0 million and $733.2 million at September 30, 2018 and December 31, 2017, respectively)	1,488.8	1,501.3
Goodwill	76.9	76.9
Other intangible assets, net	159.6	167.9
Deferred charges and other assets	3.0	2.8

Total assets	$2,098.2	$2,060.1

Liabilities and Equity
Accounts payable	$154.9	$115.5
Accrued liabilities	45.7	53.2
Deferred revenue	2.6	1.7
Current portion of long-term debt and financing obligation	3.9	2.6
Interest payable	16.7	5.4

Total current liabilities	223.8	178.4

Long-term debt and financing obligation	834.7	861.1
Accrual for black lung benefits	45.9	44.9
Retirement benefit liabilities	26.5	28.2
Deferred income taxes	253.5	257.8
Asset retirement obligations	14.4	14.0
Other deferred credits and liabilities	16.8	16.1

Total liabilities	1,415.6	1,400.5

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both September 30, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 72,214,823 and 72,006,905 shares at September 30, 2018 and December 31, 2017, respectively	0.7	0.7
Treasury stock, 7,477,657 shares at both September 30, 2018 and December 31, 2017	(140.7)	(140.7)
Additional paid-in capital	488.0	486.2
Accumulated other comprehensive loss	(14.0)	(21.2)
Retained earnings	125.6	101.2

Total SunCoke Energy, Inc. stockholders’ equity	459.6	426.2
Noncontrolling interests	223.0	233.4

Total equity	682.6	659.6

Total liabilities and equity	$2,098.2	$2,060.1

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income (loss)	$41.5	$(70.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	100.3	97.2
Deferred income tax (benefit) expense	(4.0)	70.4
Payments in excess of expense for postretirement plan benefits	(1.8)	(1.6)
Share-based compensation expense	2.2	4.1
Loss on extinguishment of debt	0.3	20.4
Loss from equity method investment	5.4	—
Changes in working capital pertaining to operating activities:
Receivables	(7.0)	(9.5)
Inventories	(7.0)	(29.2)
Accounts payable	30.6	32.9
Accrued liabilities	(7.3)	1.3
Deferred revenue	0.9	14.1
Interest payable	11.3	1.4
Income taxes	2.1	(4.4)
Other	3.1	1.6

Net cash provided by operating activities	170.6	128.3

Cash Flows from Investing Activities:
Capital expenditures	(70.7)	(49.6)
Sale of equity method investment	4.0	—
Return of Brazilian investment	—	20.5
Other investing activities	0.3	—

Net cash used in investing activities	(66.4)	(29.1)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	45.0	620.6
Repayment of long-term debt	(45.4)	(644.9)
Debt issuance costs	(0.5)	(16.6)
Proceeds from revolving credit facility	127.2	268.0
Repayment of revolving credit facility	(152.2)	(240.0)
Repayment of financing obligation	(1.9)	(1.8)
Acquisition of additional interest in the Partnership	(4.2)	(33.6)
Cash distribution to noncontrolling interests	(24.8)	(36.0)
Other financing activities	0.8	(0.3)

Net cash used in financing activities	(56.0)	(84.6)

Net increase in cash, cash equivalents and restricted cash	48.2	14.6
Cash, cash equivalents and restricted cash at beginning of period	120.2	134.5

Cash, cash equivalents and restricted cash at end of period	$168.4	$149.1

Supplemental Disclosure of Cash Flow Information
Interest paid	$34.6	$41.7
Income taxes paid, net of refunds of $3.2 million and $1.0 million in 2018 and 2017, respectively	$3.4	$3.5

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars in millions, except per ton amounts)
Sales and other operating revenues:
Domestic Coke	$326.8	$309.7	$973.6	$884.9
Brazil Coke	9.7	10.9	30.0	32.2
Logistics	28.0	18.4	78.4	54.8
Logistics intersegment sales	5.7	4.8	16.6	15.0
Elimination of intersegment sales	(5.7)	(4.8)	(16.6)	(15.0)

Total sales and other operating revenues	$364.5	$339.0	$1,082.0	$971.9

Adjusted EBITDA(1):
Domestic Coke	$49.1	$55.6	$156.3	$149.3
Brazil Coke	4.5	4.6	14.0	13.5
Logistics	21.0	12.6	54.3	35.7
Corporate and Other(2)	(8.6)	(10.7)	(27.3)	(33.3)

Total Adjusted EBITDA	$66.0	$62.1	$197.3	$165.2

Coke Operating Data:
Domestic Coke capacity utilization	95%	92%	94%	91%
Domestic Coke production volumes (thousands of tons)	1,011	981	2,972	2,879
Domestic Coke sales volumes (thousands of tons)	1,012	975	2,993	2,874
Domestic Coke Adjusted EBITDA per ton(3)	$48.52	$57.03	$52.22	$51.95
Brazilian Coke production—operated facility (thousands of tons)	454	444	1,326	1,316
Logistics Operating Data:
Tons handled (thousands of tons)(4)	6,943	5,134	19,744	16,026
CMT take-or-pay shortfall tons (thousands of tons)(5)	42	1,005	147	2,505

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)

Corporate and Other includes the activity from our legacy coal mining business, which contributed Adjusted EBITDA losses of $2.9 million and $7.6 million during the three and nine months ended September 30, 2018, respectively, as well as $2.0 million and $8.2 million during the three and nine months ended September 30, 2017, respectively.

(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Reflects inbound tons handled during the period.
(5)	Reflects tons billed under take-or-pay contracts where services have not yet been performed. Our two largest coal export customers did not have any shortfall tons as of September 30, 2018.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Net Cash Provided by Operating Activities

to Net Income and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars in millions)
Net cash provided by operating activities	$85.3	$73.9	$170.6	$128.3
Subtract:
Depreciation and amortization expense	35.4	30.6	100.3	97.2
Deferred income tax (benefit) expense	(4.3)	(9.4)	(4.0)	70.4
Loss on extinguishment of debt	—	0.1	0.3	20.4
Loss from equity method investment(1)	—	—	5.4	—
Changes in working capital and other	37.1	33.8	27.1	10.7

Net income (loss)	$17.1	$18.8	$41.5	$(70.4)

Add:
Depreciation and amortization expense	$35.4	$30.6	$100.3	$97.2
Interest expense, net(2)	15.4	16.1	46.9	45.0
Loss on extinguishment of debt	—	0.1	0.3	20.4
Income tax (benefit) expense	(2.4)	(1.5)	1.8	69.4
Contingent consideration adjustments	0.5	(2.0)	1.1	(1.7)
Loss from equity method investment	—	—	5.4	—
Expiration of land deposits and write-off of costs related to potential new cokemaking facility(3)	—	—	—	5.3

Adjusted EBITDA	66.0	62.1	197.3	165.2

Subtract: Adjusted EBITDA attributable to noncontrolling interest(4)	21.0	21.9	61.6	61.0

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$45.0	$40.2	$135.7	$104.2

(1)	In June 2018, the Company recorded a loss in connection with the disposal of our interest in VISA SunCoke Limited.
(2)

In conjunction with the adoption of ASU 2017-07, the non-service type expense associated with the postretirement benefit plans was excluded from operating income and recorded in interest expense, net on the Consolidated Statements of Operations during the periods presented. Amounts in prior periods were immaterial, and therefore, were not reclassified in the reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities.

(3)	Write-off of previously capitalized engineering and land deposit costs.
(4)	Reflects noncontrolling interests in Indiana Harbor and the portion of the Partnership owned by public unitholders.

SunCoke Energy, Inc

Reconciliation of Non-GAAP Information

Estimated 2018 Net Cash Provided by Operating Activities to Estimated Net Income

and Estimated Consolidated Adjusted EBITDA

	2018
	Low	High
Net cash provided by operating activities	$150	$165
Subtract:
Depreciation and amortization expense(1)	146	138
Changes in working capital and other	(27)	(19)
Loss from equity method investment	5	5

Net income	$26	$41

Add:
Loss from equity method investment	5	5
Depreciation and amortization expense	146	138
Interest expense, net	63	63
Income tax expense(2)	—	8

Adjusted EBITDA	$240	$255

Subtract:
Adjusted EBITDA attributable to noncontrolling interests(3)	80	84

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$160	$171

(1)	Reflects revisions in estimated useful lives of certain assets in our Domestic Coke segment made in the third quarter.
(2)	Reflects revision in estimated realizability of foreign tax credits made in third quarter.
(3)	Reflects non-controlling interests in Indiana Harbor and the portion of the Partnership owned by public unitholders.